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Exhibit 14

As adopted on June 2, 2004

Telewest Global, Inc.

Code of Business Conduct and Ethics

Statement of Principle

Telewest Global, Inc.'s (the "Company") policy is to maintain the highest standards of integrity and ethical conduct in its relations with its stockholders, its employees, its customers and suppliers, and all governmental authorities. This Code of Business Conduct and Ethics (the "Code of Conduct") is intended to provide basic principles to guide your conduct and should be read in conjunction with the people policies of the Company from time to time. Although it covers a wide range of business practices, and identifies a number of corporate policies, it does not cover every issue that may arise in the conduct of the Company's business. The Company expects all of its directors, officers and employees, as well as its agents and representatives, to conduct themselves appropriately, in a manner which will enhance the reputation of the Company and will avoid even the appearance of improper personal or business conduct.

The Company expects all of its directors, officers, employees, agents and representatives to comply with this Code of Conduct, except in cases where an applicable law conflicts with the Code of Conduct. The Company intends to enforce the provisions of this Code of Conduct vigorously and violators may be subject to disciplinary action.

If you have questions about the provisions of this Code of Conduct, apparent conflicts between this Code of Conduct and applicable law, or your conduct or the conduct of others, in a particular circumstance, please follow the Procedures set forth below. You should also know that you may report any failure to adhere to the standards set forth in this Code of Conduct to the Company Secretary or the Group Director of Risk and Control, without fear of retribution.

Procedures

All employees must work to ensure appropriate compliance with this Code of Conduct and prompt and consistent action against violations. This Code of Conduct sets forth certain general guidelines, and does not deal with every specific situation that may arise. Therefore, the Company will provide a mechanism to deal with questions you may have or matters which you may wish to report.

Employees may consult the Confidential Hotline (+44 (0) 800 953 2288) if they have any questions or would like to report suspected code violations. As part of this facility, the Group Director of Risk and Control is independent of line management and reports directly to the Audit Committee. Any employee can speak directly to the Group Director of Risk and Control with complete assurance that the matter will be investigated appropriately while protecting the identity of the individual.

The Company also maintains an open-door policy so if you are uncomfortable discussing these matters with your supervisor, you may discuss any of these issues with higher levels of management, including the Company Secretary, the General Counsel, the Chief Executive Officer or the Board of Directors.

You may report ethical violations without fear of retaliation, and if necessary, your identity will be kept secret.

Conduct

1.
Compliance with Laws, Rules and Regulations

  The Company operates in the context of business customs and market practices in the United Kingdom. In addition, the Company increasingly uses and is subject to policy and regulation emerging from the European Commission, as well as competition cases led by the Office of Fair Trading. The Company and its employees have a responsibility to comply with the wide range of communications-related legislation and regulation that impacts on its operations. Although administered by a variety of regulatory authorities, much of this is legally binding and carries significant penalties for non-compliance. Proper conduct begins with compliance with these and other laws, rules and regulations, both their specific provisions and their intended purpose. In addition, because the Company's securities are listed in the United States, all directors, officers and employees worldwide must always also respect and obey the applicable laws, rules and regulations of the United States. Although not all directors, officers and employees are expected to know all of the details of these laws, rules and regulations, it is important to be aware of the applicable laws so that you can determine when to seek advice from, in the case of directors, the General Counsel, and in the case of employees (including officers), from supervisors, managers or other appropriate personnel, including the General Counsel.

2.
Conflicts of Interest

  Each director, officer and employee of the Company owes a duty of loyalty to the Company and must act with honesty and integrity and must avoid actual or apparent conflicts of interest in their personal and professional relationships. A "conflict of interest" occurs when an individual's private interest interferes in any way—or even appears to interfere—with the interests of the Company as a whole. Full disclosure of any situation which may give rise to a conflict of interest should be made to the Company Secretary or the General Counsel in accordance with Company procedures in place from time to time.

  A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also may arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers or employees and their family members are of special concern because they may create conflicts of interest.

  Employees who purchase products and services for the Company must deal with suppliers in a respectable, professional and legal manner. As a general rule, employees should not directly or indirectly accept inappropriate gifts or incentives from suppliers.

  Employees (including officers) should not have other outside employment or business interests that place them in the position of: appearing to represent the Company; providing goods or services substantially similar to those the Company provides or is considering making available; or, lessening their efficiency, productivity, or dedication to the Company in performing their everyday duties.

  It is not possible to list all situations in which a conflict of interest may exist or may appear to exist. The Company must rely on the integrity and good judgment of its directors, officers and employees in avoiding situations that may create a conflict of interest.

  If questions arise, you should consult with your supervisor, higher levels of management or the Company Secretary or the General Counsel. Any director, officer or employee who becomes aware of a conflict or potential conflict must bring it to the attention of the Company Secretary or the Group Director for Risk and Control.

3.
Corporate Opportunities

  A director, officer or employee violates his or her duty of loyalty to the Company if he or she personally profits from any involvement in outside business interests of such nature that they compete with any part of the Company's business and which rightfully belong to the Company. Directors, officers and employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without the prior written consent of the Company (and the approval of the Board of Directors in the case of a director). Directors, officers and employees may not use corporate property, information, or position for improper personal gain, and officers and employees may not compete with the Company directly or indirectly. Directors, officers and employees should not enter into or invest in any endeavor in the Company's line of business or any complementary business without the Company's consent. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.
Confidentiality

  Directors, officers and employees must maintain the confidentiality of non-public proprietary information entrusted to them by the Company or its customers or other parties with whom the Company does business, except when disclosure is authorized or legally mandated. The General Counsel's office can inform you when disclosure is so authorized or mandated. This principle applies to all communications, including, for example, Internet "chat rooms," even where the communication is anonymous. There are two general types of propriety information: (i) the Company's operating information, such as trade secrets, business and marketing plans, production technologies, contract terms, customer lists and databases; and (ii) the Company's unpublished financial results, such as earnings or sales data, or material corporate events that may impact such results. Information about the Company's customers and other parties should be assumed to be confidential.

5.
Insider Trading

  All employees are subject to Telewest's Insider Trading Policy Statement, which prohibits an employee who is aware of material, non-public information relating to Telewest from buying or selling securities of Telewest or engaging in any other action to take advantage of that information or pass it on to others ("tipping"). The Insider Trading Policy Statement also applies to all immediate family members (spouses, parents, children and siblings), as well as to other persons living in the same household as the employee. In addition, the Insider Trading Policy Statement applies to information about any other company, including customers, suppliers, competitors and potential acquisition targets, that has been obtained in the course of the employee's work.

  Directors, officers and senior executives (grade 3 and above) and those employees who may be in possession of price sensitive information are also subject to Telewest's Insider Trading Policy for Directors, Officers and Designated Employees. The Insider Trading Policy for Directors, Officers and Designated Employees restricts dealings in Telewest's shares or other securities and is designed to protect both Telewest and the directors, officers and senior executives. The restrictions include a prohibition on trading during "closed periods" and a requirement for pre-clearance of trades in other situations. The Insider Trading Policy for Directors, Officers and Designated Employees also applies to all immediate family members (spouses, parents, children and siblings), as well as to other persons living in the same household as the individual. Directors, officers and senior executives are expected to ensure compliance by such persons and will be held responsible for any violations by them.

6.
Fair Dealing

  The Company is committed to business success by maintaining the highest standards of ethics and responsibility. The Company must always conduct all aspects of its business with integrity, honesty and fairness. The Company must respect and protect any confidential or proprietary information shared with it by customers, suppliers or others. No director, officer or employee acting on behalf of the Company should use, engage in or employ any dishonest, unethical or illegal practices, including by use of false or misleading statements which have the effect of materially disadvantaging any director, officer or employee.

  The Company encourages appropriate business entertainment and gifts as a way to generate good will and improve working relationships. However, directors, officers, employee members and their families should not offer, give or accept cash gifts, gifts that are excessive, or gifts that violate any law or appear to be a bribe or pay-off. Please discuss with your supervisor or the Company Secretary any gifts or proposed gifts which deviate from known customary business practices, company guidelines or which you are not certain are appropriate.

7.
Discrimination and Harassment

  The Company is firmly committed to providing equal opportunity in all aspects of employment and, consistent with the Company's policies, it has a "zero tolerance policy" for all discrimination and harassment. Harassment covers a wide range of conduct, including unwelcome sexual advances or the use of racial epithets.

8.
Health, Safety and Environmental Concerns

  The Company takes pride in its ability to offer a safe and healthful work environment. Each employee is responsible for maintaining a safe and healthy workplace by following appropriate safety and health rules and reporting workplace accidents, injuries and unsafe conditions.

  The Company is committed to the protection of the environment and the conservation of natural resources by complying with all environmental laws and regulations. Each employee is responsible for knowing the environmental requirements which are likely to apply to his or her work.

  The Company does not permit violence or threatening behavior. "Violence" includes physically harming another, shoving, pushing, harassing, intimidating, coercing, brandishing weapons, and threatening or talking of engaging in those or similar activities. It is the intent of this policy to ensure that no one associated with the Company, including directors, officers, employees, stockholders, suppliers and customers, ever feels threatened by the action or conduct of a director, officer or employee.

  Employees are not permitted to use illegal drugs on Company premises, to bring illegal drugs into Company buildings or on Company grounds or to come onto Company premises while under the influence of illegal drugs. Possession or use of illegal drugs on Company premises or while on Company business will not be tolerated.

9.
Accounting Practices, Record-Keeping and Reporting

  No code of conduct can review the extensive accounting requirements which the Company must fulfill. To meet these obligations, however, the Company must rely on employee truthfulness in accounting, financial and reporting practices.

  Directors, officers and employees must provide, in reports and documents filed with, or submitted to the Securities and Exchange Commission, and in other public communications, disclosure that is full, fair, accurate, timely and understandable.

  All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements, generally accepted accounting principles and to the Company's system of internal controls. All transactions should be posted promptly. Directors, officers and employees may not participate in any misstatement of the Company's accounts. There are no circumstances which justify the maintenance of unrecorded or "off-the-books" funds or assets, unless permitted by applicable law or regulation.

  Timely and accurate recording and reporting of information is essential for the conduct of the Company's business. Business expenses, hours worked, payments made and similar matters should be documented and recorded timely and accurately. Directors and officers should consult the General Counsel and employees should consult their supervisors if they are not sure whether a certain expense is legitimate. Guidelines are available from the Human Resources Department.

  Business records and communications, such as e-mails, internal reports, memos and similar items, often become public. E-mails should be given the same forethought as any written memoranda. You should assume e-mails will be saved and that they may be forwarded to others. The Company should avoid references that could be misunderstood or misinterpreted in light of subsequent events. You should retain or destroy records only in accordance with the Company's established record retention policies. In the event of litigation or governmental investigation please consult the General Counsel.

10.
Protection and Proper Use of Company Assets

  All directors, officers and employees should protect the Company's assets, including its proprietary information, to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets (including Company equipment) should be used only for legitimate business purposes. The direct or indirect use by directors, officers or employees of any Company funds or assets for charitable or political contributions of any kind, or the establishment or administration of any committee or other organization for raising or making charitable or political contributions, within or without the United States, is prohibited. Any suspected incident of misuse of Company assets, fraud or theft should be immediately reported for investigation.

11.
Payments to Government Personnel

  You are strictly prohibited from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary of the government (either in or outside of the United States) in order to influence their judgment in conducting government duties or to obtain or retain business. You also are strictly prohibited from making payments of any kind to agents or intermediaries if you know or have reason to know that they will pay all or part of such payments to accomplish what you are prohibited from doing directly. Such payments not only violate Company policy but also may be a criminal offense.

12.
Antitrust and Competition

  The Company is firmly committed to compliance at all times with both the letter and spirit of United Kingdom, United States and international antitrust and trade regulation laws, which generally prohibit agreements or actions that unreasonably restrain trade or competition (such as price fixing, market or customer allocation and boycotts). When you encounter situations that appear to involve antitrust issues contact the General Counsel.

13.
Stockholder Relations

  The Company values its relationships with its stockholders highly. Any communication from a stockholder, or the investment community, requesting information relating to the Company should be referred to the Investor Relations Department.

14.
Media Relations

  All incoming enquiries from the Media shall be directed to designated members of the Public Relations team. The Public Relations team can always be contacted (24 hrs) through the Press Office on +44 (0)20 7299 5888. Only approved spokespeople shall give comment to the Media (this will include people outside the Public Relations team such as the CEO). A member of the Public Relations team will always be able to deal with enquiries, including outside of normal office hours. All releases and other external statements shall be approved by the Director of Public Relations before release. All communications activity will comply with legal and other obligations.

15.
Reporting Any Illegal or Unethical Behavior

  The Company expects its directors, officers and employees to talk to supervisors, other appropriate personnel, or the Company Secretary or the Group Director of Risk and Control about illegal or unethical behavior which they observe or learn of, or if they are in doubt about the best course of action in a particular situation. The Company will not allow retaliation for reports of misconduct made in good faith by directors, officers and employees. The Company also expects its directors, officers and employees to cooperate in any internal investigations of misconduct.

16.
Waivers of the Code of Conduct

  Any waiver or amendment of this Code of Conduct for directors or executive officers, and to the extent the following persons are not executive officers, the principal executive officer, the principal financial officer, the principal accounting officer or the controller of the Company, or other persons performing similar functions, may be made only by the Company's Board of Directors or a Board committee and will be promptly disclosed as required by applicable law, SEC rules and the Nasdaq National Marketplace Rules.

Remember, you may report ethical violations without fear of retaliation, and if necessary, your identity will be kept secret.

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  Exhibit 14
Code of Business Conduct and Ethics